UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2005

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 888-0895

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

     On September 30, 2005, Dune Energy, Inc. (“we” or the “Company”) closed a $6 million private equity offering. A total of 3,243,243 shares of common stock were sold at a price of $1.85 per share. We paid our investment banker, Sanders Morris Harris Inc., a placement agent fee consisting of (i) cash equal to 5% of the gross proceeds and (ii) a warrant exercisable for up to 324,324 shares our common stock, at an exercise price of $1.85 per share. We have agreed to register both the shares issued to investors and the shares underlying the warrant for resale upon the earlier of (i) six months or (ii) the next registration statement filed by the Company (other than on Form S-8 or S-4). Our private offering was made in reliance upon Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D.

Item 8.01 Other Information.

     On September 30, 2005, Voyager Partners Ltd. (“Voyager”) requested that we extend the termination date of our Asset Purchase Agreement with Voyager from September 30, 2005 to October 11, 2005, in order to afford Voyager further time to settle litigation brought by a third party against certain of Voyager’s affiliates. We agreed to such extension. Subject to settlement of the litigation in a manner satisfactory to us, we remain committed to closing on those of Voyager’s Barnett Shale properties as to which Voyager can deliver clean title.

     A copy of the Company’s press release dated October 3, 2005 is attached hereto and incorporated by reference herein.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 3, 2005 announcing closing of the Company’s $6 million private equity offering and extension of termination date of Asset Purchase Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	October 3, 2005	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 3, 2005 announcing closing of the Company’s $6 million private equity offering and extension of termination date of Asset Purchase Agreement